Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198111, No. 333-251283 and No. 333-272536) of Tuniu Corporation of our report dated April 20, 2026 relating to the financial statements and financial statement schedule, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

April 20, 2026